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Ingersoll Rand to Outline Strategy for Generating Consistent Growth

CEO to Discuss Long-term Plan at the Lehman Brothers Industrial Select Conference

Hamilton, Bermuda, February 14, 2006—Bolstered by record setting growth in revenue and earnings from continuing operations for the full year 2005, Ingersoll-Rand Company Limited’s (NYSE:IR) chairman, president and chief executive officer Herbert L. Henkel will outline the company’s strategy to generate consistent and sustained growth during the Lehman Brothers Industrial Select Conference, to be held on February 15, 2006.

“In 2004, we substantially completed our transformation from the cyclical, heavy equipment manufacturer of our 100-year past into a global and highly diversified company,” said Henkel, speaking prior to the conference.“This transformation, along with our success in generating innovations and acquiring bolt-on growth companies across our global markets, is largely responsible for the strong revenue growth and improved operating margins and earnings from continuing operations that we have delivered over the past five years. Our business is well positioned to fulfill our goal of achieving consistent earnings growth in all economic conditions.”

In 2005, Ingersoll Rand made significant strides to strengthen its ability to generate continuing growth in the future. These include:

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Innovations: The company’s investment in new technologies and solutions continues to be a major driver of revenue growth. Ingersoll Rand introduced new products through each of its five business sectors in 2005 that collectively generated more than $335 million in revenue, exceeding the company’s goal of $250 million for the year. During the past three years, the company has introduced new products that will generate more than $1 billion in revenue in 2006. Innovation will continue to be a primary focus of Ingersoll Rand’s growth strategy, which calls for the introduction of new products in all of the company’s business sectors over the next five years.

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Acquisitions: In 2005, the company acquired 15 businesses that contributed more than $300 million, or 3%, of the company’s full-year organic revenue. The acquisitions also substantially expanded the company’s geographic presence, particularly in China, India and Europe. The company has completed approximately 60 acquisitions, adding about $3 billion in revenue, since 2000. In 2006, the company expects to spend another $400 million on acquisitions employing its proven approach to identifying high-growth, low-risk businesses.

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Operational Excellence: During 2005, the company’s operational excellence activities grew operating margins a full percentage point to 12.9% despite a $175 million increase in material costs. The company expects its efforts to formalize its business operating system, a collection of best practices in continuous improvement driven by lean, six sigma and Ingersoll Rand’s unique business processes, will continue to drive efficiency gains to largely offset anticipated high material, transportation and energy costs in 2006.

With its portfolio transformation complete, the company plans to increase its investments by $80 million this year in initiatives promoting long-term growth. These investments will be made in new product development to drive long-term revenue growth across all five of its business sectors, and in expanding market opportunities for its recently acquired businesses. The company also intends to grow distribution channels for its Bobcat, pneumatic tools and air compressor businesses in promising geographic markets, such as Asia Pacific and Latin America. The investments will also be used to help build a new product development and engineering center in Bangalore, India, and expand the capabilities of an existing engineering center outside Prague.

In addition, the company will step up its capital investments, to $175 million to $200 million in 2006 to fund expansion into key growth markets.

“We believe that our strategy and organizational structure will yield substantial opportunities for consistent and sustained revenue and earnings growth and greater shareholder value going forward. Our business has the market and operating strengths to reach our long-term target for total annual revenue growth of 8% to 12%. We also have significant opportunities to reduce costs and increase efficiency, putting us in range to achieve our long-term target of 15% operating margins and annual earnings per share growth of 12% to 15% each year.”

At the conference, Henkel will reiterate the company’s guidance for first-quarter and full-year 2006 results, provided on January 26. Excluding anticipated stock option expense of approximately $0.05 to $0.06, full-year 2006 earnings from continuing operations are expected to increase by 12% to 15% to $3.45 to $3.55 per share, on organic revenue growth of 6% to 7%. Excluding anticipated stock option expense of approximately $0.02 to $0.03, first-quarter 2006 earnings from continuing operations are expected to increase by 9% to 15% to $0.73 to $0.77 per share.

Ingersoll Rand is a diversified industrial company providing products, services and integrated solutions to industries ranging from transportation and manufacturing to food retailing, construction, and agriculture. With a 100-year-old heritage of technological innovation, we help companies worldwide to be more productive, efficient and innovative. In every line of our business, Ingersoll Rand enables companies and their customers to turn work into progress. For more information, visit www.ingersollrand.com.

This news release includes "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.

These risks and uncertainties include, but are not limited to: fluctuations in the condition of, and the overall political landscape of, the economies in which we operate; our competitive environment; material changes in technology or technology substitution; our ability to attract, train and retain highly-qualified employees; unanticipated climatic changes; changes in governmental regulation; the costs and effects of legal and administrative proceedings; changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; currency fluctuations; our ability to complete acquisitions on financially attractive terms and successfully integrate them with our other businesses; and the impact of new accounting standards. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including, but not limited to, its report on Form 10-Q for the quarter ended September 30, 2005.

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